UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 16, 2008

SendTec, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51702	43-2053462
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

877 Executive Center Drive West St. Petersburg, FL	33702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 576-6630

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The disclosure regarding the entry into the Employment Separation Agreement between us and Eric Obeck, dated April 16, 2008 (the “Separation Agreement”), in Item 5.02(b) below, is incorporated by reference.

Item 1.02 Termination of a Material Definitive Agreement

The disclosure regarding the termination of the Employment Agreement in Item 5.02(b) below is incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 16, 2008, Eric Obeck resigned as our President, effective immediately. Mr. Obeck’s resignation did not relate to any disagreements with us on any matter related to our operations, policies or practices. Effective as of April 16, 2008, in connection with the Separation Agreement, the employment agreement between us and Mr. Obeck, dated October 28, 2005 (the “Employment Agreement”), was terminated in full and is of no further force or effect except as to certain provisions outlined below.

In connection with Mr. Obeck’s resignation, we entered into the Separation Agreement which supersedes any severance provisions set forth in the Employment Agreement. Pursuant to the Separation Agreement, we shall: (i) pay Mr. Obeck’s salary through July 15, 2008 pursuant to our normal payroll practices; (ii) pay Mr. Obeck’s accrued vacation or paid time off not already taken; and (iii) continue to pay benefits for Mr. Obeck until July 15, 2008.

The Separation Agreement also provides that Mr. Obeck shall not: (i) for a period of one (1) year following the effective date of Mr. Obeck’s resignation, solicit any of our current employees to leave our employ; (ii) use any of our proprietary information to unlawfully interfere with any of our business relationships, including, without limitation, those with our customers, clients, suppliers, consultants, attorneys, accountants and other agents, whether or not evidenced by written or oral agreements; (iii) engage in or participate in any business or line of business that competes either directly or indirectly with the business conducted by us; or (iv) disclose any of our confidential information.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SENDTEC, INC.

By:	/s/ Paul Soltoff
Name:	Paul Soltoff
Title:	CEO

Date: April 16, 2008